Exhibit 10.1

THIRD AMENDMENT
TO
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This third amendment (this “Third Amendment”) is effective as of the 25th day of September, 2017, by and among Independence Bancshares, Inc., a South Carolina corporation (the “Company”), Independence National Bank, (the “Bank”), a national bank and wholly owned subsidiary of the Company (the Company and the Bank are collectively referred to herein as the “Employer”), and Lawrence R. Miller, an individual resident of South Carolina (the “Executive”). This Agreement amends that certain Amended and Restated Employment Agreement between the Employer and the Executive, dated as of December 10, 2008, as amended by that certain Amendment to the Amended and Restated Employment Agreement between the Employer and the Executive, dated as of December 31, 2012, and as further amended by that certain Second Amendment to the Amended and Restated Employment Agreement between the Employer and the Executive, dated as of December 15, 2016.

WHEREAS, the Employer and the Executive entered into an employment agreement, dated July 1, 2004 (the “Original Agreement”), whereby the Executive agreed to serve as President and Chief Executive Officer of the Company and the Bank;

WHEREAS, the Employer and the Executive amended and restated the Original Agreement, effective as of December 10, 2008 (the “Amended and Restated Agreement”), to make certain updates to the Original Agreement required for compliance with Internal Revenue Code Section 409A;

WHEREAS, effective as of the closing of the Company's private placement offering of common stock on December 31, 2012, and in conjunction with the launch of a new business model by the Company, the Executive resigned as President and Chief Executive Officer of the Company, but continued to serve as President and Chief Executive Officer of the Bank, and the Employer and the Executive amended the Amended and Restated Agreement to reflect the Executive’s new roles with the Company and the Bank;

WHEREAS, following the termination of the employment of the Company’s new chief executive officer, the board of directors of the Company appointed the Executive as the Company's Interim Chief Executive Officer on October 4, 2015;

WHEREAS, the Employer and the Executive entered into the Second Amendment to the Amended and Restated Employment Agreement as of December 15, 2016, to make certain updates required for compliance with Internal Revenue Code Section 409A; and

WHEREAS, the parties now desire to amend the Amended and Restated Agreement to provide Executive with certain benefits and to require Executive to make certain covenants in the event that Executive is terminated without cause in connection with a Change in Control.

NOW THEREFORE, in consideration of these premises, the mutual covenants contained in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Section 4(a)(vi) of the Amended and Restated Agreement is hereby deleted in its entirety and replaced with the following:

(vi) by the Executive for Good Reason upon delivery of a Notice of Termination to the Employer, or by the Employer without Cause upon delivery of a Notice of Termination to the Executive, in each case within a 90-day period beginning on the occurrence of a Change in Control or within a 90-day period beginning on the one-year anniversary of the occurrence of a Change in Control. If the Executive’s employment is terminated pursuant to this provision, in addition to other rights and remedies available in law or equity, the Executive shall also be entitled to the following:

(1) the Employer shall pay the Executive in a cash payment within fifteen days of the date of termination severance compensation in a lump sum amount equal to his then current monthly base salary multiplied by 24, plus any bonus earned or accrued through the date of termination (including any amounts awarded for previous years but which were not yet vested);

(2) Executive may continue participation, in accordance with the terms of the applicable benefits plans, in the Employer’s group health plan pursuant to plan continuation rules under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). In accordance with COBRA, assuming Executive is covered under the Employer’s group health plan as of his date of termination, Executive will be entitled to elect COBRA continuation coverage for the legally required COBRA period (the “Continuation Period”). If Executive elects COBRA coverage for group health coverage, he will be obligated to pay the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for he and his spouse the respective plan year and the Employer’s share of such premiums shall be treated as taxable income to Executive. Notwithstanding the above, the Employer’s obligations hereunder with respect to the foregoing benefits provided in this subsection (ii) shall be limited to the extent that if Executive obtains any coverage pursuant to a subsequent employer’s benefit plans which duplicates the Executive’s coverage, the duplicative coverage may be terminated by Employer;

(3) the restrictions on any outstanding incentive awards (including restricted stock) granted to the Executive under the Company’s or the Bank’s long-term equity incentive program or any other incentive plan or arrangement shall lapse and such awards shall become 100% vested, all stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested, all performance units granted to the Executive shall become 100% vested;

(4) the title to any automobile purchased by the Employer and provided to the Executive in accordance with the Employer’s obligations under Section 3(d) above shall immediately be transferred to the Executive, at no cost to .the Executive, or, if the Employer is providing a monthly allowance to the Executive for the lease of an automobile, the Employer agrees that it will continue to make all lease payments, tax payments and related expenses for the automobile until such time as the lease in effect at the time of any Change in Control shall expire; and

(5) Executive shall provide notice of termination of his membership in Thornblade Club, Greenville, SC in the month in which the date of termination occurs. The Employer shall pay Executive, within fifteen days of the date of termination, a lump sum amount equal to the monthly payments (specifically including dues, minimum dining charges, and capital assessments) relating to such membership for the required 12-month notice period.

2. Section 9(d) of the Amended and Restated Agreement is hereby deleted in its entirety.

3. All other terms and conditions of the Amended and Restated Agreement, as amended, except as modified by this Third Amendment, shall remain in full force and effect and shall be binding on the parties hereto, their heirs, successors and assigns.

4. Capitalized terms used in this Third Amendment, unless defined herein, shall have the meanings assigned to them in the Amended and Restated Agreement, as amended.

[Signatures appear on following page]

In Witness Whereof, the parties have executed this Third Amendment to Amended and Restated Employment Agreement as of the date first written above.

Attest:	INDEPENDENCE BANCSHARES, INC.

	By:	/s/ Martha L. Long
Name: Martha L. Long
Title: Chief Financial Officer

Attest:	INDEPENDENCE NATIONAL BANK

	By:	/s/ Martha L. Long
Name: Martha L. Long
Title: Chief Financial Officer

Attest:

/s/ Lawrence R. Miller
Lawrence R. Miller

Signature Page to Amendment to CEO Employment Agreement